EXHIBIT 99.2

Third Quarter Conference Call October 28, 2004

Operator:

Good morning. My name is Sarah and I will be your conference facilitator today. At this time I would like to welcome everyone to the GATX third quarter conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. Mr. Robert Lyons, you may begin your conference.

Bob Lyons:

Good morning everyone. Thank you for joining us today for the 2004 third quarter conference call. I have with me today Ron Zech, Chairman and CEO, and Brian Kenney, president of GATX.

I’ll recap the numbers and provide some general commentary on results and market conditions, then Ron plans to add some comments on recent news at GATX, and then we’ll go to Q&A.

Before starting, I’d like to draw everyone’s attention to our Forward Looking Statement in the press release. The factors outlined in that statement pertain to today’s call.

I’d also like to remind everyone that as noted in the release, most of the assets of GATX Technology have been sold and any results from this operation or sale-related items are included in Discontinued Operations. In that regard, my comments from here forward pertain to continuing operations only.

This morning we reported 2004 third quarter income from continuing operations of $48.2 million, or $.90 per diluted share, compared to $21.3 million or $.43 per diluted share in the prior year period. During the 2004 third quarter, we recognized $29 million of after-tax income, or $.53 per diluted share, from an insurance recovery. We had a similar recovery in the 2003 third quarter totaling $7 million after-tax, or $.13 per diluted share.

For the nine month period, we reported income from continuing operations of $87.6 million, or $1.72 per diluted share compared to $39.7 million or $.80 per diluted share in the prior year period. The 2004 nine-month results include after-tax insurance recoveries of $31 million, or $.50 per diluted share, $.57 per diluted share, while the 2003 results include after-tax insurance recoveries of $10 million, or $.20 per diluted share.

I will note that at this point, we do not anticipate any material insurance recoveries of this nature in future periods.

The operating results in the third quarter continue to reflect the positive trends we discussed with you back in July when we announced second quarter results: the rail market is improving nicely, with industry traffic and new car backlogs increasing, and showing up in our business in the form of higher fleet utilization and lease rates.

The utilization of our North American fleet hit 97% at quarter end, a level we have not seen in several years. Importantly, our active car count in North America increased by nearly 1,000 cars during the third quarter and it’s increased by over 5,000 cars year to date. One of the most critical benchmarks that we discuss each quarter is lease rate trends, and we are pleased to report that this was a positive number again in the third quarter. You may recall that in the second quarter, renewal rates on a core basket of cars was a positive 1.0%, the first positive results we had seen in 4+ years. The rate increase on the same basket in the third quarter was nearly 4.0%, a very positive sign and well ahead of where we expected to be as we’re coming into this year.

The main challenge in the rail business has been rising maintenance costs as overall fleet activity increases. As we pull cars from idle inventory, they need to be prepped for return to service, so we’re absorbing some of that cost and that’s reflected in our results. Also, in general, we’ve undertaken more cost-intensive repair work in 2004 and that’s led to the rise in maintenance costs. Although the equipment cost, excuse me. I’ll also touch on the rising cost of steel. Something that we get questions about quite frequently. It affects our business in a number of ways. First and most obvious is in the rates we receive as we scrap railcars, which have remained well above historical levels due to the demand for scrap steel.

Secondly, rising steel prices coupled with the fundamental increase in new car demand have led to much higher prices for new railcars. On the positive side, this should ultimately be reflected in increased rates per existing cars as we roll the fleet over. On the downside, the high cost of new equipment has made certain new car spot purchases less attractive. Fortunately for GATX, we placed a committed purchase order with two suppliers back in 2002 that guarantees us a steady base load of equipment at prices that are advantageous to current spot prices. Although the equipment cost is one that we’re monitoring closely, we’ve still been able to identify and close a substantial number of investments in 2004 in Rail. To date, we’ve added over 4700 cars to the fleet, 2100 through our purchase program and spot purchases and importantly, over 2500 acquired in the secondary market. This has led to a substantial increase in volume over recent years.

In Air, results year to date reflect an environment characterized by improving lease rates yet continued tenuous operating fundamentals. In select cases, we’ve capitalized on what we believe are very attractive investment opportunities by adding a few aircraft to the fleet. At the same time, we’ve also selectively culled some aircraft from the fleet through sales. The situation in the industry, as everyone knows, is difficult. Traffic figures continue to advance at a slow and steady pace but yields remain low and challenging and the current fuel price is a major issue. All of our 2004 deliveries are placed and our renewal calendar for the balance of the year is clear. Furthermore, our 2005 schedule calls for no new aircraft deliveries and approximately 20 renewals, which under current conditions should be manageable. However, we are entering the winter months, which are traditionally the most challenging season for carriers. This fact coupled with the fuel cost issue has everyone in the industry in a cautionary mode. We are as well. And as we mentioned in the press release, it now appears that the risks in the business have increased in the near term. We’ll be monitoring our owned fleet very closely and also activity at our joint venture partners including Pembroke.

Specialty had a solid quarter with the results being driven mainly by higher fee income for managed assets, solid joint venture performance and a much better credit performance which led to a loss provision reversal. Credit quality continues its, continued its improving trend during the quarter. Charge-offs and impairments through the first nine months are running well below 2003 and 2002 levels. And in certain cases we’re experiencing recoveries and repayments beyond original expectation. Based on much improved credit quality, we have reversed loss provisions by approximately $5 million in the third quarter and $10 million year to date.

I’ll touch briefly on our full year outlook as also commented on in the release. As noted, we now expect 2004 full year income from continuing operations to be in the range of $2.20 per diluted share. This includes approximately 90 cents per diluted share of non operating items, 57 cents of which as already been achieved in the form of the insurance recoveries. The balance of the 90 cents is expected to come in the form of items such as tax benefits unique to this year. I want to clarify that, as noted in the release, the 2004 outlook does not incorporate certain potential items. The most visible of which may be the sale of GATX-owned property in Staten Island. Overall, our current 2004 outlook is above the guidance that we provided in the second quarter by approximately 20 cents per diluted share and reflects the stronger-than-expected results in the third quarter, most notably in air, specialty and on the credit quality front. With that I’ll turn it over to Ron who has some additional comments.

Ron Zech:

Good morning everyone. I think Bob has provided a good overview of the financial results, and you can get a feel for where the business stands from his comments, the information in the press release itself and the question and answer period that will follow. I’d like to focus my comments this morning on last week’s announcement.

Last week, the Board elected Brian Kenney president of GATX and he is expected to assume the CEO title in April of 2005 in conjunction with our annual shareholders’ meeting.

Third Quarter Conference Call

I’d like to expand a bit on the timing and the succession plan.

First, our Board,– which I might add is comprised entirely of outside directors other than myself, and now Brian — is committed to a sound succession planning process, not just for this role but for the senior positions throughout the Company.

The Board regularly reviews a wide range of management positions and digs into top performers and candidates for future leadership roles.

It was through this process that I started the dialogue with the Board regarding a management transition plan that I felt was in the Company’s best interest.

I feel the time is now right for the next generation of leaders to drive GATX forward, and the transition can take place during an improving environment. Our Rail business is rebounding nicely, Air is stable relative to where we were during the past few years, our financial position is strong and we have completed several structural and strategic steps that position the Company for the future.

I also let the Board know that this timing makes sense from a personal standpoint. I have been with the company for 27 years, nine as CEO, and I’ve enjoyed each and every year, even some of the really challenging ones. While I will certainly miss many, many, many aspects of my GATX days, I truly look forward to supporting a new team in a planned and orderly transition.

Most of you know or are familiar with Brian, and you hopefully understand the role that he has played in our progress in recent years. Additionally, you probably know him as a very straightforward person who calls it as he sees it; and I don’t think the change in title will change that character – and that’s a good thing. He has a deep financial knowledge and a keen sense of strategy, he understands all aspects of our business, and I believe he will serve all of you very well in the future.

Over the next year as CEO until April and Chairman until October, I will work closely with Brian, the rest of the GATX management team and our partners and customers to ensure that the transition proceeds smoothly. Again, I feel very positive about the timing of this move and the process that’s now underway.

Let me close by adding that while I’m certainly confident in the new leadership of GATX, I’m equally as confident in the people we have across the organization. I’m sure Brian would agree with me in stating that the true strength of GATX has always been in the people we have throughout the Company. They are highly skilled and dedicated at every level and within every unit across the Company – They supported my predecessors, they’ve certainly supported me, and I’m confident they will continue to do so for future leaders.

So with that, let’s turn to your questions.

Bob Lyons:

Sarah, we’re ready.

Operator:

At this time, I would like to remind everyone in order to ask a question, please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Marie Wartinbee with LaSalle Bank.

Marie Wartinbee

Hello, gentlemen. My question pertains to the recent developments at ATA and the bankruptcy report that just came out. Where do you see this, I know you only have one leased currently to ATA, but how do you feel that this is going to impact your results going forward? Are you going to take more provisions for losses, etc?

Brian Kenney:

Well, it’s an operating lease asset, Marie. And you’re right, we actually lease-in that 757 and the present value of those lease payments is around $35/$36 million. ATA did file bankruptcy earlier this week. It is a 757 we have into them. So we have to see what happens to the lease there. I mean, right now they are current on rent so they don’t owe us anything at this point in time. So we’ll have to see what happens to the lease and whether that equipment sticks there and at what rate. But at this point, there’s no need to take any. Obviously we’re watching it weekly.

Third Quarter Conference Call

Operator:

Your next question comes from David Rosen with J.H. Whitney.

David Rosen:

Hi guys. I have two quick questions. I was just wondering what the sustainability of reversing the provisions for losses are? Do you still have the ability to continue in this positive trend? And the second question relates to your asset remarketing income. I was just wondering if you have additional assets that you can continue to sell?

Brian Kenney:

Yeah. Let me take the first one on the portfolio quality. Portfolio quality has improved dramatically and what you’re seeing when we reverse the provisions is really bulk of the run-off of the Specialty portfolio and it’s just running off better than we had reserved it for. So, you know, credit quality has improved dramatically, non performing assets have been steady for a long time now and that’s across the Company, not just Specialty. And as we wind that portfolio down and some of the investments that we have curtailed they’ve just performed better from a credit perspective. So, yes, I would say going forward given the improvement in credit quality, that could continue.

On the remarketing gains, that’s a hallmark of GATX. I mean, it’s not an unusual event so yes there are remarketing gains embedded in all the portfolios.

David Rosen:

OK thank you.

Operator:

Your next question comes from Thomas Klett with UBS Financial.

Thomas Klett:

Brian, congratulations. Two questions, I had an ATA question too, but Marie covered that. The second question is trying to get our arms around this air portfolio. You know, I know it’s a redundant question that you probably get a lot. I have asked it maybe too much, but I’m going to ask it again. Critical mass, scale and size — are we big enough and in ‘05 will it be addressed as to, should we be in that business or not, aircraft leasing?

Brian Kenney:

Are we big enough. There’s really only two lessors in the industry with what you’d call massive scale, and that’s obviously GE and ILFC and they both have over $30 billion in assets. Every other leasing company is a distant second to that. But, remember we have a little different business model here. We’re not trying to add assets to our balance sheet dramatically in the air business, we never really have. We’re more of a partnering and managing mentality.

Tom Klett:

Right

Brian Kenney:

So, scale — it’s important to have scale in the business, but I believe we have enough scale to be successful there.

Tom Klett:

Right

Brian Kenney:

As far as addressing it – going, I mean, the volatility continues in the business. As Bob mentioned – you know, Marie asked the question about ATA. We also have exposure to Delta, which actually signed their pilots’ agreement last night although I don’t know if it’s for the billion dollars they looked for. We have volatility in this business that’s inherent as fuel prices are still high, the yields are still low, traffic is building but you know there is a lot of carriers that are, seem to be on the verge here. But we worked our way through that. We have a hundred percent utilization in our fleet. Lease rates are coming up, and so far we have managed through the volatility. So the key, in air, I mean, I think, you should get away from us getting out of the business in the short-term. I mean, it just would not make sense for us to do that, given the values in the aircraft.

Thomas Klett:

No, the question that would be, Brian, what about the other fractionalized interest that do it, isn’t there, in the aggregate, some opportunity to get bigger, you get my point.

Third Quarter Conference Call

Brian Kenney:

There is, and there is consolidation that has been wanting to happen in the airline industry for years, and pre-9-11 there were a lot of things for sale. And now what you see for sale is, for instance, Boullion came up for sale. I believe in the third quarter, and that the books are out, we are following that transaction closely. So, yeah we probably are entering a period of consolidation, we’d like to take advantage of that, but not just by just growing our balance sheet, it’s by taking more assets under management and through partnering. And we’re trying to take advantage of those opportunities. For the first time in the third quarter you saw us do an aircraft purchase, just two airplanes.

Thomas Klett:

Right

Brian Kenney:

But on a very opportunistic basis, that wasn’t our scheduled delivery. So we’re starting to participate in that. We’d like to do it through our typical partnering and managing approach.

Thomas Klett:

I mean, the assumption has to be there are people really hurting out there on the lease side that are willing to be taken out by somebody like GATX.

Brian Kenney:

We’re starting to see some of that, but when they see the values, I’d still say we’re at the point where they’re reluctant to let go. But it’s ...

Thomas Klett:

Right

Brian Kenney:

... I think it’s getting closer. The aircraft that we’re adding, I think we’ll add more in the fourth quarter, or will be an indication of people finally letting go.

Thomas Klett:

And the other question I had is, are there re-marketing opportunities ahead in the marine leasing. My recollection is that we’re the lessor on some tankers and some of the headlines you read about prices would indicate, perhaps, that we’d be a better seller than a buyer there. Would you want to comment on that or not?

Brian Kenney:

I think that’s an excellent point. Our shipping, operating joint ventures, where we are partners in pools of marine operators, are doing very well. And if we look at how long we’ll hold those investments, it is quite possible that in the next year or so it’s more likely that we may get out of some of those. But there are some investment opportunities that we’re taking advantage of. But, I would say that’s a good point. We’re probably accelerating how we’re looking at some of those joint ventures as far as what the right time to get out of the market is.

Thomas Klett:

Last question, Brian, is that Bob has mentioned that the leash on the Staten Island property is not a long leash. In other words, that there would be some decision made perhaps by the even the first quarter of ‘05 on whether the NASCAR goes ahead or doesn’t. Is that accurate?

Brian Kenney:

You know, it’s uncertain as to timing. You’ve seen a lot in the press recently, even this week about there’s some more opposition to that NASCAR track in New York even from the borough president, you know, from the Mayor. So, it’s a little uncertain to us whether NASCAR goes forward or not. But, I don’t, I also don’t think that’s the only option for that property and I would hope that, around that time frame is when this finally gets resolved.

Thomas Klett:

Thanks, Brian.

Operator:

Your next question comes from Joe Jolson with JMP.

Joe Jolson:

Hey, guys, good quarter. Congratulations. I just had a question, I don’t know if I missed the beginning of the call. Did you talk about, kind of the back ended guidance for the fourth quarter? I kinda come to a number 15 cents a share?

Third Quarter Conference Call

Bob Lyons:

It would be in that ballpark. What you would be looking at essentially if you kind of looked at the third quarter numbers, you would have Rail roughly in the same neighborhood that they came in on the third quarter. Maybe just a little lower based on some maintenance expectations we have for the quarter. But Air would be below where they were in the third quarter because they had some nice remarketing income in the third which we don’t anticipate again in the fourth and Specialty would be lower as well. So, you would come to a, you know, a number, it would be the low quarter for the year. That’s not uncommon.

Joe Jolson:

In the fourth quarter?

Bob Lyons:

Correct.

Joe Jolson:

So, I guess that kind of gets to my question. I mean, obviously the stock’s done well since we bought it earlier this year. But, I’m trying to figure out what the core earnings power is of the Company right now. I mean, I was under the hope that you guys would have redeployed enough capital that you’d be earning at least at a kind of a 30 cents per share level by the fourth quarter so you could get, hopefully by the end of next year be able to cover the dividend two to one.

Bob Lyons:

Well, I think, if you, you know, we’ve talked in the past. We look at our business. We do look at it very much on an annual basis not really ever quarterly. So, any given quarter I wouldn’t hold out as a potential run rate, because of the —

Joe Jolson:

No, I’m not. I’m not. I’m just trying to get a sense of where we are in that kind of, you know, migration.

Brian Kenney:

Well, we have redeployed a lot of capital especially this year to Rail as we sold GTS, that’s being redeployed in Rail and Air as we speak. Remember, Rail doesn’t turn around, even though lease rates are up on an absolute basis and up on a renewal basis, it doesn’t translate into immediate financial results. So, don’t read too much into that run rate. You know, for instance, this year we will renew around 25,000 cars. Lease rates start to turn up in the second half. So, half of those 25,000 cars were affected. But, even if lease rates were up 5% that would only be about a million dollars revenue in the second half. It starts to escalate in 2005 and you know, we’ll be providing that guidance at the beginning of 2005. But, it’s, don’t expect an immediate turn around in 2004 because, for instance, lease rates are turning up and we’re redeploy—

Joe Jolson:

No, no. I’m not. But I mean, I guess was I wrong, when, I mean, when you guys lowered the dividend early this year and the stock got clocked, I thought that you told me that the outlook was to have the core earnings, you know, be 50% pay out on the dividend you were kind of trying to gauge.

Brian Kenney:

Right.

Joe Jolson:

So, I mean, what, in what time frame do you guys think we’re going to get to that point?

Bob Lyons:

Well, we didn’t lay a time frame out at that point. But we said we put the dividend at a level that we were comfortable, that it would be covered by core earnings in time. You know, we paid out more than a hundred percent for three years running.

Joe Jolson:

I know. I’m just trying ...

Bob Lyons:

We tend to think of things in very long, you know, in long term. We don’t, we didn’t specify a time frame.

Brian Kenney:

You know, in 2004 with the guidance Bob laid out, it’s 40 percent of GAAP earnings and it’ll be 60% excluding the non-operating items, so we’re getting close.

Third Quarter Conference Call

Joe Jolson:

Okay. Well anyway, good quarter guys.

Bob Lyons:

Alright. Thank you.

Operator:

Again, if you would like to ask a question, please press star then the number one on your telephone key pad. Your next question comes from Michael Lukacs with Appaloosa.

Michael Lukacs:

How’s it going guys?

Bob Lyons:

Good, how are you?

Michael Lukacs:

Good. I just wanted to clarify this. You said 25,000 cars were up for renewal in ‘04 that you just renewed? Is that right?

Brian Kenney:

Yeah, approximately 25... Probably a little more by the end of the year.

Michael Lukacs:

OK and then, what will you renew in ‘05?

Brian Kenney:

You know, it averages around 25,000 a year. It’s probably a little higher this year, a little lower next year, but it’s give or take a couple thousand cars, it’s around 25,000 a year.

Michael Lukacs:

And then there is a lag on that of course? Right? Like you said in terms of picking up the revenue?

Brian Kenney:

Right, exactly.

Michael Lukacs:

What is that lag, six months?

Brian Kenney:

Well, in terms of —

Bob Lyons:

Well, I think the point Brian was making that it’s, you know, the rates picked up here in the second half of the year, so you only got that lift on half of that 25,000. In ‘05, that will carry over for the full year and then you’ll get the lift, hopefully, on the full 25,000 that we’ll renew ...

Michael Lukacs:

Gotcha.

Bob Lyons:

... in ‘05.

Brian Kenney:

Well, yeah, I mean, you know, to my point, 12,500 were affected if it was across the fleet it would be half of the 25,000 were affected by the higher renewal rates in the second half. And that was only on an average for three months. So, if you do the math on a 5% increase on say $500 per month per car it’s less than a million in revenue. But then next year it turns into $4 million in revenue for that same car. In addition, as we just talked about, we’re renewing another 25,000. Assuming once again like at 5%, although we don’t know. That would be another $4 million. So it snowballs pretty quickly. But as rates first start to turn up it’s not an immediate impact. That was the point I was trying to make to the last caller.

Michael Lukacs:

Is there, what’s the direct correlation between rates and cost control in rail car?

Bob Lyons:

Well, we talked a little bit about equipment costs rising, and new car prices rising. I don’t think we can draw a direct correlation for you. But the higher the new car costs are, that’s the rate that many of the customers are comparing against for existing equipment. So it ultimately works its way into the, you know, the existing base of rail cars out there and should lift those lease rates. That’s what, partly what we’re seeing now.

Third Quarter Conference Call

Brian Kenney:

But, if you’re talking of cost of goods sold, the main variable there is the maintenance line which has been high this year because of the assignment level. As we have less and less idle cars, that maintenance bump due to the assignment level will come down. Doesn’t mean absolute maintenance dollars will come down but, we would expect absolute maintenance as a percentage of revenue to come down as revenue grows and there’s less assignment activity.

Michael Lukacs:

No, no. I’m sorry. I might have asked that wrong or not directed it correctly. What I meant is, somebody like a guy like Trinity, as his cost of goods sold go up that’s a relative amount that your lease rates will go up, i.e., the percentage of whatever his cost goes up to make a rail car, you drive that rate up and therefore would drive the lease rate up?

Brian Kenney:

Yes, it should. As Bob pointed out in the introduction, if you were listening then, the price of steel is a good example. Skyrocketed. It doesn’t really affect us immediately because of the way our costs are indexed in our contracts, but it will affect us eventually and it should that, it should rise the tide on existing lease rates as well. It makes it a little tougher to buy new cars, but on the existing fleet, you’re right, it should show up in lease rates.

Michael Lukacs:

Thank you.

Operator:

Your next question comes from Erin Archer with Piper Jaffray.

Erin Archer:

Good morning, I’m filling in for Bob Napoli.

Bob Lyons:

How are you?

Erin Archer:

Good. How are you? Congratulations on a great quarter. Bob wanted me to ask if you could provide any color on your expectations of growth in your existing rail car base. If you could provide some color on this contract. You mentioned that we’re in 2002 spot rates?

Brian Kenney:

Yeah, I mean, if you look at the assets in the Rail segment this year they should grow around 8%. Over the long term, you know, that’s a probably 5% to 8%’s a pretty good growth rate in assets in Rail. The challenge for us is most of that growth over the next year with these high steel prices may have to come from secondary market acquisitions. They’re tough to do. We’ve been successful this year on acquiring fleets but the new car prices on spot are pretty tough right now in terms of the cost of the cars. So, we’d have to be pretty convinced that rates are going to continue to go up and stay at that level to buy cars at the current spot rate. But, getting back to your question, we’re going see about 8% growth this year. Over the long term, Rail should grow in assets, GDP plus, and I would hope in the short term it’s around 8-10%.

Erin Archer:

OK, great, thank you so much.

Bob Lyons:

Thank you.

Operator:

At this time there are no further questions.

Bob Lyons:

Okay. Thank you all for joining us this morning. Happy you could make time to hear the third quarter results. As usual we’ll be around all day today if there are any follow-up questions. We appreciate your interest and give us a call if you have anything else. Thank you, very much.

Operator:

This concludes today’s GATX third quarter conference call. You may now disconnect.

Third Quarter Conference Call